EXHIBIT 10.24

REDACTED VERSION

CLINICAL SUPPLY AGREEMENT

This agreement (the “Agreement”) is entered into effective as of December 1, 2001 by and between The Curators of The University of Missouri, a public corporation of the State of Missouri, contracting on behalf of its Research Reactor Center, University of Missouri-Columbia (hereafter “University”), and NeoRx Corporation, a Washington corporation (“NeoRx”).  University and NeoRx may hereafter from time to time be referred to collectively as the “Parties” and individually as a “Party.”

WITNESSETH

WHEREAS, NeoRx has obtained the rights to use certain technology and processes to make, use, sell and distribute certain radiopharmaceutical products for clinical and commercial purposes; and

WHEREAS, University owns facilities and has technical expertise to produce radioisotopes, which are necessary for NeoRx to produce its radiopharmaceutical products; and

WHEREAS, NeoRx desires that University manufacture and supply to and on behalf of NeoRx certain quantities of reactor-produced radioisotopes in radiochemical form from University, and University is willing and able to provide such radioisotopes to and on behalf of NeoRx, all in accordance with the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the foregoing promises and agreements set forth herein, the Parties agree as follows:

ARTICLE I - DEFINITIONS

1.1           “Affiliate” of a Party means any corporation or other business entity controlled by, controlling or under common control with such Party.  For this purpose, “control” means direct or indirect beneficial ownership of fifty percent (50%) or more of the voting and income interest in such corporation or other business entity.

1.2           “Batch” means a specific quantity of the product intended to have uniform character and quality and produced according to a single manufacturing order during the same cycle of manufacture.

1.3           “Batch Record” means a QA approved copy of the Master Batch Record used for the execution of the processing of a specific Batch.

1.4           “Calibration Time” means 12 Noon CST the day of manufacture of the Product.

1.5           “Certificate of Analysis” means a written certificate produced by University verifying that a Batch of the Product was Processed in accordance with the Master Batch Record and meets the Release Specifications.

1.6           “cGMP” means the good manufacturing practices required by the FDA and set forth in the FD&C Act or FDA regulations, policies, or guidelines in effect at a particular time for the manufacture, testing and quality control of radiochemicals to be further processed into a radiopharmaceutical drug product.

1.7           “Curie” or “Ci” is a radioactivity measure as defined in general scientific literature.  All references to Curies or Ci amounts are stated in terms of Calibration Time unless otherwise specified.

1.8           “Effective Date” means the date this Agreement is entered into, as indicated in the first paragraph of this Agreement.

1.9           “Facility” means University’s manufacturing facility located at Research Reactor Center, University of Missouri-Columbia.

1.10         “FDA” means the United States Federal Food and Drug Administration and any successor agency.

1.11         “Initial Payment” has the meaning as set forth in Section 4.1.

1.12         “Investigational New Drug” or “IND” means an application document filed with the FDA defining an investigational new drug product for human use.

1.13         “Lot File” means the written record of the Process methodology and testing results related thereto of a specific Batch of Product ordered pursuant to a Purchase Order.  The Lot File serves as the official documentation of the Process and tests performed by University for the specific Batch of Product.

1.14         “Master File” or “MF” means the Master File dossier prepared by University and filed with the FDA, which provides the FDA with specific (and proprietary) chemistry, manufacturing and controls information associated with the Process and the Facility.  University grants to NeoRx permission to reference University’s MF in NeoRx’s regulatory filings with the FDA pertaining to the Product.

1.15         “Master Batch Record” means the document, to be created by University, which sets forth the methodology and formulae for Processing the Product.

1.16         “Minimum Production Capacity” has the meaning as set forth in Section 2.5.

1.17         “MURR” means the Missouri University Research Reactor, which is a research center within University.

1.18         “New Drug Application” or “NDA” means the application for marketing a new drug product filed with the FDA.

1.19         “Process,” “Processing,” and “Processed” shall have comparable meanings and mean the act of manufacturing, handling, testing, storing, analyzing, packaging, inspecting, labeling and shipping Product in accordance with the Master Batch Record, Release Specifications and Standard Operating Procedures.

1.20         “Product” means Holmium (166) Chloride Processed in accordance with this Agreement.

1.21         “Proprietary Information” means all information concerning a Party (the “Disclosing Party”) which is furnished to or created by (such as notes, analysis, compilations, studies, interpretations or other documents) the other Party or its directors, officers, employees, agents, advisors or Affiliates (collectively, the “Receiving Party”) as a result of entering into this Agreement and in furtherance hereof.  The term Proprietary Information, however, shall not include information which:

(a)           is in the public domain or becomes generally available to the public through no fault of either Party; or

(b)           the Receiving Party can show by documentary evidence was within its possession or control prior to its being furnished to the Receiving Party by or on behalf of the Disclosing Party pursuant hereto, free of any obligation of confidentiality; or

(c)           the Receiving Party can show by documentary evidence that came into its possession or control subsequent to the date of this Agreement from a third party free of any obligation of confidentiality; or

(d)           was independently developed by the Receiving Party without the aid, application or use of the Proprietary Information; or

(e)           is required to be disclosed by law or order of any governmental authority of competent jurisdiction (provided, that in such event, the Receiving Party shall provide the Disclosing Party with notice of such law or order and provide reasonable cooperation in connection with any attempt to challenge or limit the scope of such disclosure).

1.22         “Purchase Order” means the definitive ordering document originated by NeoRx that sets forth the quantity of Product ordered and the delivery information.

1.23         “Release Specifications” means the set of analytical tests, methods,  and acceptance criteria for Product attributes which must be met in order to prove the Product meets the standards of quality, purity, identity and strength filed with the FDA for this substance.  Release Specifications are a critical part of the Process and are filed with the FDA as part of an IND, MF or an NDA.  All Release Specifications are set forth on Exhibit A attached hereto, which were established initially by NeoRx in consultation with University and which may be amended from time to time by written agreement of the Parties and to conform with all requirements of the FDA and applicable laws and regulations.  Upon such amendment, University will implement any modified documents and/or procedures pertinent to the revised Release Specifications.

1.24         “Standard Operating Procedures” or “SOPs” means university’s internal written standard operating procedures, designed by University, governing all aspects of Processing the Product, conducting analytical tests of Product, and maintaining records related thereto.

1.25         “Term” has the meaning as set forth in Section 10.1.

1.26         “Waste” means all (a) rejected or unusuable Product, (b) Product not taken  for delivery by NeoRx, for whatever reason, and (c) waste relating to University’s Processing of Product.

ARTICLE II- MANUFACTURE & SALE OF PRODUCT

2.1          Equipment

2.1.1       Installation

The Parties acknowledge that University must  maintain in the Facility sufficient dedicated equipment and associated components (the “Dedicated Equipment”) to produce product.

2.1.2       Exclusivity

(a)           During the Term, University may not use the Dedicated Equipment for any purpose other than cGMP compatible processing of Holmium 166.

(b)           During the Term, University grants to NeoRx the first right to the Holmium 166 production capacity at the University.

2.2          Purchase and Sale of Product

University shall Process and sell to NeoRx, and NeoRx shall purchase from University, during the Term, such quantities of the Product as NeoRx may from time to time order from University.  University shall Process the Product in strict conformity with this Agreement, including without limitation the Master Batch Record, Standard Operating Procedures, Release Specifications and all applicable laws and regulations.

2.3          Orders and Fulfillment

(a)           Purchase Orders.  NeoRx shall deliver to University a written or electronic Purchase Order for the number of Curies that NeoRx desires to purchase no later than fourteen (14) days prior to the date of shipment from University.  Each Curie shall be shipped in such manner, and to such location, as requested by NeoRx in each Purchase Order, provided University is legally able to do so.  Shipment time shall be as mutually agreed, but University agrees to make its best efforts to work toward an 8:00 a.m. (central time) shipment time for one Type B cask to Denton, Texas each Monday.

(b)           Additional Provisions in Purchase Orders.  To the extent any Purchase Order, invoice or acknowledgement form contains any provisions additional or contrary to the provisions of this Agreement, such additional or contrary provision shall have no force or effect and the terms of this Agreement shall control unless otherwise agreed in writing by the Parties.

(c)           During the Term, NeoRx agrees to purchase at least 80% of its U.S. Product requirements from the University to the extent that the University can supply these needs.

(d)           Notice of Inability to Fulfill.  University shall notify NeoRx by telephone and in writing immediately if University acquires any information that it will not be able to either (i) fulfill the then most recent Purchase Orders or (ii) maintain Minimum Production Capacity.  University shall promptly notify NeoRx by telephone and in writing of any other production issues (including any proposed or potential shutdown of the Facility for any reason) or other information of which University becomes aware that may affect the regulatory status of the Product or the ability of University to supply Product in accordance with this Agreement or any Purchase Orders.  For planned, extended reactor shutdowns of greater than one week, the University shall notify NeoRx as soon as the shutdown is scheduled but in no case less than 90 days prior to the scheduled shutdown.  For shutdowns of one week’s duration or less, University shall notify NeoRx as soon as possible.

2.4          NeoRx’s Minimum Purchases

In consideration for University’s processing the Product pursuant to this Agreement, NeoRx shall pay to University amounts to purchase the Product based on clause (a) below, unless the parties mutually agree to increase the  monthly fees and capacity requirements pursuant to clause (b) or agree to shift the payment structure to that described in clause (c) as follows:

(a)           Minimum Monthly Fee.   From  the Effective Date through the termination of this Agreement, unless the parties earlier agree in writing to the increases described in clause (b) or shift to the payment structure described in clause (c), NeoRx shall pay to the University [*] per month for its “readiness to serve” (the “Minimum Monthly Fee”).  This Minimum Monthly Fee (i) obligates the University to be prepared to Process the Minimum Production Capacity described in Section 2.5(a) and (ii) also covers the cost of the first 120 Curies (measured at shipping time) of Product per month.

[*]  designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

(b)           Increase in Minimum Monthly Fee.  At any time during the Term of this Agreement, the parties may mutually agree in writing to increase the Minimum Monthly Fee in multiples of [*], with each incremental [*] increase resulting in a corresponding increase of the Minimum Production Capacity (defined in Section 2.5(a)) in an amount equal to 10 Ci per batch.  Each agreed upon increase in the Minimum Monthly Fee and Minimum Production Capacity

shall be effective through the Term of this Agreement, unless the parties otherwise agree to (i) increase such fee and capacity as described, (ii) reduce such fee and capacity in amounts as the parties agree, or (iii) shift to the payment structure described in the following clause (c).

As an example, for illustration purposes only, the parties could agree to increase the Minimum Monthly Fee by [*], which would result in the Minimum Production Capacity being increased by 20 Ci per batch (i.e., to 80 Ci per batch).  This increased Minimum Monthly Fee would cover the cost of the first 160 Ci (measured at shipping time) of product.  The parties could thereafter, at any time during the Term of this Agreement, (i) again agree to increase the Minimum Monthly Fee with a corresponding increase in the Minimum Production Capacity, (ii) reduce the fee and capacity requirements, or (iii) shift to the payment structure described in the following clause (c).

(c)           Minimum Product Purchase.  At any time during the Term of this Agreement, the parties may mutually agree in writing to shift from the payment structure described in Section 2.4 (a) or 2.4(b), as applicable, to the structure described in this Section 2.4(c).  Upon such agreement (i) NeoRx will guarantee to University that it will purchase a minimum of seventy-five (75) Curies of Product per week (the “Minimum Purchase Requirement”), and must purchase such Minimum Purchase Requirement during the remainder of the Term  and (ii) the University will be capable of Producing a single 120 Ci batch on any single day for delivery on Monday (or as otherwise mutually agreed upon each week) in time to meet NeoRx’s shipping requirements (as set forth in section 2.3 (a)). .  From time to time thereafter during the Term of this Agreement, the parties may agree in writing to adjust upward the Minimum Purchase Requirement and the University’s Production Capacity..  Upon agreeing to adjust the Minimum Purchase Requirement, NeoRx will be obligated to continue to purchase no less than such minimum number of Curies during the remainder of the Term.  Once the parties elect the payment structure described in this Section 2.4 (c), the Minimum Monthly Fee described in Section 2.4(a) (or under Section 2.5(b) if the parties have agreed to an increase in such fee) shall no longer apply and NeoRx may not elect to revert back to the payment structure described in Section 2.4(a) or 2.4(b).

(d)           Notwithstanding the above provisions, NeoRx will not be obligated to make payment for any Curies that NeoRx fails to take delivery of as a result of the University’s inability to make the Product available to NeoRx.

2.5          University’s Production Capacity

(a)           Minimum Production Capacity: Subject to the terms and conditions of this Agreement, University will be capable of Processing, and NeoRx will have the right to purchase 60 Curies of Product per calendar week on an ongoing basis throughout the Term (the “Minimum Production Capacity”) with the University being capable of Processing a single 60 Ci batch on any single day for delivery on Monday (or as otherwise mutually agreed upon each week) in time to meet NeoRx’s shipping requirements (as set forth in section 2.3 (a)).

The Parties agree that the Minimum Production Capacity will be based on the calculated activity level at Calibration Time.  The Parties acknowledge that although NeoRx will be obligated to make applicable minimum payments to University as described in Section 2.4, NeoRx is not obligated to take delivery of the Curies available within the University’s  Production capacity and that the actual number of Curies University will Process and ship per calendar week will be dependent on the Purchase Orders University receives from NeoRx.

(b)           Shipping Capacity: University shall be obligated to ship a maximum of one (1) type B package per Monday to Denton, Texas.  University shall be additionally obligated to provide up to a maximum of twelve (12) type A packages per week on Monday afternoon and Tuesday afternoon, with a maximum of six (6) per day.

2.6          Responsible Personnel

During the Term of this Agreement, University will staff the Processing of the Product with personnel who are reasonably qualified consistent with industry standards.  University will name a person responsible for production and a person responsible for quality assurance.  The person responsible for quality assurance and the person responsible for Production will in no event be the same person.  If any person named by University terminates his or her employment with University during the Term of this Agreement, University shall replace that individual as soon as possible with someone of a comparable level of experience.

2.7          Waste Disposal

University shall be responsible for the disposition, in accordance with all established regulations, of all Waste generated at University.

ARTICLE III - DELIVERY & TITLE

3.1          Delivery

All Product purchased by NeoRx hereunder shall be delivered F.O.B. Facility.  Risk of loss and title to the Products shall pass to NeoRx upon delivery to and receipt by NeoRx’s designated carrier.

3.2          Shipping Charges

NeoRx, in consultation with University, shall arrange for the shipment of the Product from the University’s dock.  NeoRx shall be responsible for the payment of all shipping charges associated with such shipments.  NeoRx shall make all third-party payment directly.

3.3          Inspection and Acceptance

(a)           Product Conformance: All Product shall comply with the Release Specifications.  In accordance therewith, each Batch of Product delivered to NeoRx shall be accompanied by or promptly followed by a Certificate of Analysis relating to such Batch.  NeoRx may reject any Batch if University fails to comply with Release Specifications or fails to deliver a Certificate of Analysis along with such batch.  If NeoRx rejects a Batch for such reasons, NeoRx may return such Batch to University (at University’s cost).  NeoRx shall not be obligated to pay for such rejected Batch (and shall  not be obligated to pay for any shortfall below the Minimum Quantity resulting from such rejected Batches)

(b)           Disputes Regarding Conformance Of A Batch Of Product:  The parties agree to select a mutually agreeable independent laboratory as soon as possible after the effective date of this agreement to assist in resolving disputes regarding product conformance.  A sample of the batch of product in dispute will be submitted from University to the independent lab for analysis.  If the laboratory concludes that the product is not in conformance as set forth in subsection (a) above, the University shall pay for the analysis and reimburse NeoRx in accordance with subsection (a) above.  Otherwise, NeoRx shall pay for the analysis and accept the batch.

3.4          Shipping Containers

NeoRx has developed a design for a shipping container (“Container Design”) to be used for the shipment of radiopharmaceutical products.  University owns a number of depleted uranium containers (the “DU Containers”), which are necessary to ship radiopharmaceutical products.  NeoRx agrees to license the use of the Container Design to University for the University’s own internal use on a perpetual, limited, non-exclusive, non-transferable, royalty free basis with no right to sub-license in return for University allowing NeoRx to use six (6) DU Containers, free of charge, during the Term for all orders of the Product.  The DU Containers loaned to NeoRx under this Agreement are to be used solely for transport of radioactivity within MURR or shipment of radioactivity as mutually agreed by NeoRx and the University.  NeoRx shall remain the sole owner of the Container Design and University shall remain the sole owner of all DU Containers; provided, however, that upon termination of this Agreement NeoRx will have the option to lease the six (6) DU Containers for one (1) year after termination of the Agreement at a commercially reasonable rental rate.

ARTICLE IV – PURCHASE  PRICE AND PAYMENT

4.1          Initial Payment

The Parties acknowledge that NeoRx will make a one-time cash payment to University of Four Hundred Thousand Dollar (US $400,000) (the “Initial Payment”) for costs incurred in preparing to provide services on signing this Agreement.  [*] will be paid by December 31, 2001.  The remaining [*] will be paid by May 31, 2002.

4.2          Curie Fee

(a)           Under Minimum Monthly Fee.  NeoRx will pay to University a per Curie fee for Product of [*] per Curie (measured at shipping time) for each Curie purchased in any month in excess of the amount covered by the Minimum Monthly Fee described in Section 2.4(a) (or 2.4(b) if applicable).  The price for each Curie covered by the Minimum Monthly Fee (whether [*] pursuant to Section 2.4(a) or increased pursuant to Section 2.4(b)) shall be [*]/Ci (at shipment time).

(b)           Under Minimum Product Purchase.  If the parties mutually agree that NeoRx will Guarantee a minimum of 75 Ci/week as described in section 2.4.(c), the per Curie fee based on the price list set forth on Exhibit B will be applied for the duration of the Term.  Any subsequent adjustment to the Minimum Purchase Requirement may have an effect on the per Curie price payable by NeoRx to be agreed upon by the parties, which effect will be described in an amendment to Exhibit B.

(c)           Basis for Curie Fees.  The Parties agree that the prices set forth in section 4.2(a) above are based on the calculated total Curie content in the Product at the time the Product departs from University’s shipping docks (or upon internal delivery to ABC Laboratories, Inc.), and that the Curie Fee includes the cost of labor, materials, cost of the Dedicated Equipment and overhead to Process, including testing the finished Product and is exclusive of the cost of shipping, and packaging and handling expenses.  The total Curie content in the Product will be determined as described in the Standard Operating Procedure for total activity level.

ARTICLE V - REGULATORY MATTERS

5.1          General

University understands that it will be primarily responsible for ensuring that the Facility and the Process will be cGMP compliant as required by the FDA.  University will (a) create the Master Batch Record and Standard Operating Procedures, which University will comply with in Processing the Product (in addition to complying with the Release Specifications), (b) maintain all required regulatory documents covering the Process and the Facility, and (c) make all such required documents available to NeoRx for its review upon NeoRx’s request.

5.2          New Drug Applications

University shall cooperate with NeoRx with respect to any NDA obligations relating to the Product that are imposed by the FDA or foreign regulations.  NeoRx shall be responsible for obtaining FDA or other regulatory approval for the NDA for any drug products utilizing the Product, and shall own the NDA.  University agrees to comply with all commitments made in the NDA regarding University’s Processing responsibilities, but NeoRx agrees not to make commitments to the FDA on behalf of the University without the University’s prior written approval.

5.3          Master File

University agrees to file its Product related drug master file (MF) by the time NeoRx files its NDA.  University agrees that it will provide NeoRx information necessary for NeoRx to respond to any inquiries from the FDA.   University agrees that it will not make material changes to its (a) raw materials supplier, (b) materials specifications, (c) formulation process, (d) formulation equipment, or (e) testing procedures without prior written notification to NeoRx in order to give NeoRx an opportunity to validate that such changes would have no negative impact on the Product.

5.4          Notice of Safety Related Information

MURR and NeoRx shall provide to each other prompt notice of any information it receives relating to the safety of the Product, including any confirmed or unconfirmed information on adverse, serious, or unexpected events associated with the use of the Product.  For serious (based on a good faith evaluation), unexpected events, MURR and NeoRx shall give each other notice by telephone within one (1) business day after receipt of the information and followed by written notice not less than one (1) week thereafter.  The Parties shall cooperate in responding to all applicable governmental agencies and filing any reports with such agencies concerning any reactions (including drug experience reports) caused by the Product.  The Parties shall cooperate in providing timely assistance in responding to any complaints relating to commercial goods produced and sold by NeoRx that contain Product.  The costs associated with responding to such complaints shall be borne by NeoRx; provided, however, if the complaint was directly or indirectly caused by University’s failure to Process the Product in strict accordance with the Master Batch Record or Release Specifications, University shall reimburse NeoRx for all reasonable internal and external costs and expenses incurred by NeoRx to appropriately respond to such complaints (up to a maximum of [*] per production batch).

ARTICLE VI - RECORDS AND AUDITS

6.1          Batch Records

University will create the Master Batch Record and related documentation which must conform to all FDA requirements and other applicable laws and regulations.  During the Term of this Agreement, and for five (5) years after NeoRx’s receipt of any particular Batch of Product from University, University shall maintain records relating to such Curie sufficient to substantiate and verify that University met its duties and obligations under this Agreement.  Such records shall include, but not be limited to, records of orders received, raw materials purchased and stored, Batch Records for Product manufactured, work in progress, Processing analyses and release control tests and the like.

6.2          Agency Records and Audits

University shall make available to NeoRx and all applicable government agencies all documents and updates that they have prepared with regard to Processing the Products that are required by law to be filed with any governmental agency.  University shall submit to all inquiries and inspections by any governmental agency with authority to conduct such inquiries and inspections (hereinafter collectively referred to as “Agency”).  University shall promptly notify NeoRx of any Agency interactions and/or correspondence relating to University’s operations that could relate, directly or indirectly, to the Product.  University shall make available for inspection by NeoRx all documents and correspondence received from any Agency that relate in any way to the Process or the Product.  University shall immediately inform NeoRx of all Agency audits that relate in any way to the Process or the Product.  Similarly, NeoRx shall inform University in advance of any Agency planned audits of NeoRx if such audits relate directly to the Products.  University shall immediately provide NeoRx with copies of any regulatory letters or other documents issued by any Agency and received by University in connection with the audit or any inspection relating to the Product.

6.3          FDA

NeoRx shall obtain and maintain all FDA and other regulatory approvals necessary to enable NeoRx to use the Products as intended under this Agreement.  University shall cooperate with NeoRx as required in order to secure and maintain such governmental and other approvals.

6.4          Inspections

University shall permit indoctrinated employees and/or representatives of NeoRx to enter and conduct a reasonable inspection and/or audit of the Facility and/or the documents associated with the Processing of Product during normal business hours and with at least seventy-two (72) hours advanced notice in order to determine whether the Products are being Processed in conformity with the terms of this Agreement.  In addition, and in conformity with all applicable laws, rules and regulations, University shall permit employees or representatives of NeoRx to inspect Products designated for delivery to NeoRx and otherwise provide NeoRx with such information as it may reasonably be required to determine whether the Products are being Processed in accordance with this Agreement, including without limitation in accordance with the Master Batch Record, Standard Operating Procedures, and all applicable laws, rules and regulations.

ARTICLE VII - REPRESENTATIONS AND WARRANTIES

7.1          Labor and Equipment

University represents that it shall furnish all labor, equipment and facilities necessary to Process Product in the amounts, and in the timely manner, as set forth in each Purchase Order.  University has obtained, and will maintain throughout the Term, all licenses necessary to Process the Product.  University will abide by all applicable rules, regulation, laws and mandates issued by all applicable regulatory bodies.

7.2          Processing Requirements

University represents, warrants and agrees that it will Process all of the Product in strict accordance with this Agreement, including without limitation (i) the Master Batch Record, (ii) the Standard Operating Procedures,(iii) the Release Specifications, (iv) all federal, state and local laws, statutes, regulations or other requirements relating thereto and applicable to the intended use of such Product, and (v) the Master File (once submitted to the FDA).University further represents that it is not a party to any other agreement that could hinder its ability to fulfill its obligations under this Agreement.

7.3          Records Relating to Waste Disposal

University represents that it shall obtain and maintain all waste generator licenses, disposal manifests and other records in accordance with Federal statutes, laws and regulations and the statutes, laws and regulations of the State of Missouri.

7.4          Changes

University agrees that it will not implement any material revisions or changes to the Product, Process, Master Batch Record or Standard Operating Procedures associated with University’s Processing of the Product for and on behalf of NeoRx without prior written notification to NeoRx in order to give NeoRx an opportunity to validate that such changes would have no negative impact on the Product.  A “material revisions or changes” means any revision or change that would impact (a) the raw materials supplier, (b) materials specifications, (c) formulation process, (d) formulation equipment, or (e) testing procedures   Furthermore, University will not make any changes, material or otherwise, to the Release Specifications without prior written approval of NeoRx.

7.5          Safety Procedures

University represents that it shall have primary responsibility for adopting and enforcing safety procedures for the handling and production of the Products that comply in all material respects with all federal, state and local environmental and occupational safety and health requirements to which University is subject.

ARTICLE VIII - CONFIDENTIAL INFORMATION

8.1          Limitations on Disclosures

Except to the extent expressly authorized by this Agreement, during the Term of this Agreement and for five (5) years thereafter, neither Party shall:

(a)           disclose, publish, or make available any Proprietary Information disclosed to it by the other to any third party, including employees who do not need to know or have access to such Proprietary Information; or

(b)           sell, transfer, or otherwise use or exploit any such Proprietary Information disclosed to it by the other Party; or

(c)           knowingly permit the sale, transfer, use or exploitation by a third party of any such Proprietary Information which may have been disclosed to such third party, including employees who do not need to know or have access to such Proprietary Information.

During the Term of this Agreement, neither Party shall make any press release or other disclosure of the terms of this Agreement without the prior written consent of the other Party, except as required by law or by a court of competent jurisdiction and pursuant to the disclosure requirements of federal or state regulatory agencies, including the United States Securities and Exchange Commission.

8.2          Use of Parties’ Names

Neither Party shall advertise any connection with the other Party nor make use of the other Party’s name or other identifying marks or property, nor make representations, either express or implied, without the other Party’s prior written approval.  The prior sentence shall not, however, be construed so as to prevent mention of the contribution of either Party in any scientific publication.

8.3          Scholarly Publications

Notwithstanding paragraph 8.1(b) University shall have the right to publish in scholarly journals and make scholarly presentations concerning any information it may develop as a result of this Agreement.  University shall provide NeoRx with a copy of any proposed scholarly publication or presentation 45 days before submission for publication or presentation to allow NeoRx to review and comment on the publication or presentation and delete any confidential Proprietary Information of NeoRx.  NeoRx may request a 60 day delay of the publication or presentation to allow the preparation of patent applications should the materials disclose an invention.

ARTICLE IX - INDEMNIFICATION

9.1          Indemnification

(a)           Subject to Section 9.2, NeoRx shall defend, indemnify, and hold harmless University, its officers, agents, employees and Affiliates from any third-party loss, claim, action, damage, expense or liability (including defense costs and reasonable attorneys’ fees) arising out of NeoRx’s (a) breach, violation or nonfulfillment of any of its covenant, agreements, representations or warranties under this Agreement, (b) handling, possession, or use of the Products after University’s delivery of the same to NeoRx, (c) negligence or willful misconduct, or (d) breach of any third party’s trade secret rights, except to the extent that such loss, claim, action, damage, expense or liability is based on, arises out of, or is due to the negligence or willful misconduct of, or breach of this Agreement by, University.

(b)           Subject to Section 9.2, to the extent permitted by Missouri law and without waiving sovereign immunity, University shall defend, indemnify, and hold harmless NeoRx, its officers, agents, employees and Affiliates from any third-party loss, claim, action, damage, expense or liability (including defense costs and reasonable attorneys’ fees) arising out of University’s (a) breach, violation or nonfulfillment of any of its covenant, agreements, representations or warranties under this Agreement, (b) handling, possession, or use of the Products prior to University’s delivery of the same to NeoRx, (c) negligence or willful misconduct, (d) disposal of any Waste, or (e) breach of any third party’s trade secret rights, except to the extent that such loss, claim, action, damage, expense or liability is based on, arises out of, or is due to the negligence or willful misconduct of, or breach of this Agreement by, NeoRx.

9.2          No Personal Liability

No shareholder, member, officer, employee or board member (the “Individuals”), individual or collectively, of either University or NeoRx incurs or assumes any individual or personal liability by the execution of this Agreement or by reason of the default of either Party in the performance of any of the terms herein.  All such liability of the Individuals of each Party is hereby released by the other Party as a condition of and in partial consideration for the execution of this Agreement.

9.3          Procedure

Each Party agrees to give to the indemnifying Party (a) prompt notice of any claim or suit coming within the purview of the indemnities contained in this Article IX, (b) all relevant facts in its possession or control, subject to the treatment of such information pursuant to Article VIII, (c) the right to exclusive control of the defense of any action (at its sole expense), and (d) its cooperation in the defense of any such action.

ARTICLE X - TERM AND TERMINATION

10.1        Term

(a)           Subject to the Parties’ ability to terminate this Agreement as set forth in this Article X, the “Initial Term” of this Agreement shall commence on the Effective Date and shall continue through December 31, 2002 (the “Initial Term”).

(b)           NeoRx shall have the option to renew this Agreement, with the consent of the University which will not be unreasonably withheld under the same terms and conditions, for one (1) additional twelve (12) month term (the “Extension Term”); provided, that NeoRx shall exercise its option, if at all, in writing with no less than ninety (90) days remaining in the Initial Term.  The Initial Term and Extension Term, if any, unless terminated earlier pursuant to the terms of this Agreement, are referred to herein as the “Term.”

(c)           Notwithstanding clauses (a) and (b) above, the Parties acknowledge that at any time they may agree to replace this Agreement in its entirety with a long-term commercial supply agreement.

10.2        Termination by Either Party

Either Party may terminate this Agreement at any time after the happening of any of the following events; provided, however, that the Party terminating this Agreement shall provide the other with written notice of such termination prior to the date thereof:

(a)           either Party breaches any of its agreements, covenants, representations or warranties as set forth in this Agreement and the breaching Party fails to cure such breach within fifteen (15) days of written notice thereof from the non-breaching Party; or

(b)           University fails to timely fulfill three (3) or more Purchase Orders in any calendar quarter; or

(c)           the FDA (or other governmental agency with authority), Missouri Department of Health or other regulatory agency orders University to cease Processing the Product or orders NeoRx to permanently cease utilizing the Product.

Notwithstanding any provision in this Agreement to the contrary, University shall continue to Process the Product, and deliver Product in response to any Purchase Order, through the date of termination, unless such Process and delivery requirements are waived in writing by NeoRx.

10.3        Disputes

In the event of a dispute regarding the interpretation of this Agreement, the Parties agree they will endeavor to resolve such dispute amicably.  In the event a dispute cannot be resolved by the Parties, then upon the written request of any Party that includes a summary of the dispute, a senior executive officer of NeoRx and a senior official of MURR shall promptly meet and endeavor to resolve the dispute through good-faith negotiations within thirty (30) days of their receipt of the dispute.

10.4        Return of Information

Upon expiration or termination of this Agreement, each Party shall return all originals and copies the other Party’s Proprietary Information it may have received or created.

10.5        Rights on Termination

(a)           Continuing Obligations.  Upon termination of this Agreement, each of the Parties shall continue to be bound by its obligations under Articles VII, VIII and IX of this Agreement.

(b)           NeoRx’s Additional Remedies.  If NeoRx terminates this Agreement pursuant to Section 10.2(a) (for University’s breach of this Agreement) or Section 10.2(b) (for University’s failure to timely fulfill Purchase Orders), then, in addition to any other remedy available to NeoRx at law:

(i)            during the six (6) months following termination, if requested by NeoRx University shall provide not more than one hundred and twenty (120) person-hours of the time of University employees, at no additional cost to NeoRx, to facilitate a transition to a third party facility for Processing the Product

(ii)           within thirty (30) days of such termination, University shall transfer to NeoRx certified copies of all Lot Files relating to batches of Product delivered to NeoRx.. and

(iii)          University will, at NeoRx’s request, continue to Process Product pursuant to the terms and conditions of this Agreement and sell the same to NeoRx at the prices in effect at time of termination for the remainder of the Term.

ARTICLE XI - FORCE MAJEURE

Neither Party hereto shall be liable to the other in damages for, nor shall this Agreement be terminable by reason of, any delay or default in such Party’s performance hereunder if such delay or default is caused by conditions beyond such Party’s control including, but not limited to, acts of God, war, insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances including strikes or lockouts or epidemic (“Force Majeure”).  Each Party hereto agrees to promptly notify the other Party of any event of Force Majeure and to employ all reasonable efforts toward prompt resumption of its performance hereunder when possible if such performance is delayed or interrupted by reason of such event.

ARTICLE XII - MISCELLANEOUS

12.1        Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns.  Notwithstanding the foregoing, NeoRx may assign its rights and/or delegate its obligations under this Agreement to any third party. NeoRx will give University immediate notice of any such assignment.  University may not assign its rights and/or delegate its obligations under this Agreement to any third party without NeoRx’s prior written consent.

12.2        Entire Agreement; Amendments; Counterparts

This Agreement, along with each Purchase Order and the attached Exhibits, contains the entire understanding of the Parties hereto relating to the subject matter contained herein, supersedes all prior agreements, promises and understandings of the Parties.  This Agreement may not be modified, amended or any provision waived except by written agreement of the Parties.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

12.3        Notices

All notices, demands, requests and other communications shall be in writing or by written telecommunication, and shall be given when delivered personally to the addressee or, if mailed, by certified mail, return receipt requested, postage prepaid, or sent by written telecommunication, when delivered to the addresses specified below.  Either Party may from time to time change its address, facsimile number or designated individual by notice to the other Party.

If to NeoRx:	NeoRx Corporation
410 West Harrison Street
Seattle, Washington 98119-4007
Attention: Becky Bottino

If to University:

Attention:

Such notice, demand, request, and other communications shall be deemed to have been given as of the date so delivered or transmitted by facsimile (as long as the transmitting machine confirms successful transmission) or, if mailed, three (3) business days after the date so mailed, or, if sent by overnight courier service, one (1) business day after the date so sent.

12.4        Relationship of Parties

The Parties are acting herein as independent contractors and independent employers.  Nothing herein contained shall create or be construed as creating a partnership, joint venture, joint employer or agency relationship between the Parties and no Party shall have the authority to bind the other in any respect.

12.5        No Waiver; Severability

Any provision of this Agreement may be waived at any time in writing executed by the Party for whose benefit such provision exists; provided, however, that the failure to enforce any provision of this Agreement shall not constitute a waiver thereof.  In the event that any provision of this Agreement shall be held invalid or unenforceable under applicable law, the remainder of this Agreement shall remain valid and enforceable, unless such invalidity or unenforceability substantially diminishes the rights and obligations, taken as a whole, of any Party.

12.6        Agreement Approval; Further Assurances

Each Party hereby represents and warrants that all necessary corporate approvals for this Agreement have been obtained, and the person whose signature appears below has the authority necessary to execute this Agreement on behalf of the Party indicated.  Each Party agrees that it shall execute such further documents and perform such further acts as may be necessary to comply with the terms of this Agreement.

12.7        Captions

The captions in this Agreement are solely for convenience of reference and shall not be used for purposes of interpreting or construing the provisions hereof.

12.8        Intellectual Property

No trademark, trade name, logo, trade dress, copyright or license therein, or other intellectual property rights (collectively, “Intellectual Property”) are conveyed by this Agreement, and neither Party shall have the right to use the other Party’s Intellectual Property for any purpose whatsoever without prior written consent.

12.9        Survival

The provisions in Article VII, VIII, IX and XII, and Sections 2.8, 3.4, 6.1, 10.3, 10.4 and 10.5, shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by duly their authorized representatives, effective on this date first set forth above.

THE CURATORS OF THE UNIVERSITY OF MISSOURI	NEORX CORPORATION
By:	By:
Name:	Name:
Its:	Its:

EXHIBIT A
RELEASE SPECIFICATIONS

Release Specifications for 166HoCl3

Tests	Methods	Specifications
Holmium quantitation	Calculated based on target mass and recovered activity	[*]
Activity concentration	Calculated from Total Activity and Volume	[*]
Specific Activity	Calculated from activity concentration and holmium quantitation	[*]
Radionuclidic purity	Gamma ray spectroscopy Ho1-Q053	[*]
Identification	Gamma ray spectroscopy Ho1-Q053	[*]
Radiochemical purity	ITLC – SG Ho1-Q052	[*]

*Calibration time is 12 Noon CST, the day of shipment.

EXHIBIT B

PER CURIE PRICE LIST

75 Ci/WEEK GUARANTEE*  **

Curies Per Week Purchase Level*	Price Per Curie
First 100	[*]
Next 50	[*]
Next 50	[*]
Next 100	[*]

For example, if NeoRx purchases 170 Curies of Product in a given week, the price for that week would be:

100 x [*]
50 x [*]
20 x [*]

Week’s total: [*]

*              If the parties agree to increase the Minimum Purchase Requirements, the scale will be adjusted accordingly.  For example, if NeoRx guarantees 101 Ci/week, the first 150 Curies will be at [*], the next 50 at [*] and the next 100 at [*].